                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. )*



                              E*TRADE Group, Inc.
                              -------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                  269246 10 4
                                  -----------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                        (CONTINUED ON FOLLOWING PAGE(S))

                             (Page 1 of 5 Pages)


-------------
    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
CUSIP NO. 269246 10 4                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEWCOMB, BERNARD A.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,420,821

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,420,821

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,420,821

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                             Page 3 of 5 Pages

ITEM 1(a)     NAME OF ISSUER:

              E*TRADE Group, Inc.


ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Four Embarcadero Place
              2400 Geng Road
              Palo Alto, CA  94303


ITEM 2(a)     NAME OF PERSON FILING:

              Newcomb, Bernard A.


ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Four Embarcadero Place
              2400 Geng Road
              Palo Alto, CA  94303


ITEM 2(c)     CITIZENSHIP:

              U.S.A.


ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock


ITEM 2(e)     CUSIP NUMBER:

              269246 10 4
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                                                             Page 4 of 5 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable


ITEM 4.       OWNERSHIP.

              (a)    Amount Beneficially Owned:  2,420,821 Shares

              (b)    Percent of Class:  8.2%

              (c)    Number of shares as to which such person has:

                       (i)  sole power to vote or to direct the vote:  2,420,821

                      (ii)  shared power to vote or to direct the vote:  0

                     (iii) sole power to dispose or to direct the disposition of: 2,420,821

                      (iv) shared power to dispose or to direct the disposition of: 0


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable
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                                                             Page 5 of 5 Pages

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable


ITEM 10.      CERTIFICATION.

              Not Applicable



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 14, 1997
                                  -----------------------------------------
                                  (Date)

                                  /s/BERNARD A. NEWCOMB
                                  -----------------------------------------
                                  (Signature)

                                  Bernard A. Newcomb
                                  -----------------------------------------
                                  (Name/Title)